Exhibit 19

1st
FRANKLIN
FINANCIAL
CORPORATION

QUARTERLY
REPORT TO INVESTORS
FOR THE
THREE MONTHS ENDED
MARCH 31, 2002

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MANAGEMENT'S LETTER

Financial Condition:

Total assets of the Company grew $3.1 million (1%) during the first quarter of 2002 as compared to accumulated assets at December 31, 2001.  The growth in assets was primarily due to increases in cash and cash equivalents of $6.6 million (25%) during the quarter.  Increases in funds generated by sales of the Company's debt securities, loan payments and proceeds from the sale of our two North Carolina branch offices created the increase in our cash position.

Miscellaneous other assets declined $2.5 million (23%) as of March 31, 2002 as compared to December 31, 2001 mainly due to the receipt of funds from the aforementioned sale of our two North Carolina branch offices.  The sales agreement was effective as of December 31, 2001; however, proceeds were not received until after the first of the year.

A slight decline in the Company's loan portfolio was experienced during the quarter ended March 31, 2002, which historically has been common in first quarters in previous years.

Two new branch offices were opened during the quarter just ended and another two offices were opened during April 2002.  The Company now operates 193 branch offices in five southeastern states.

Results of Operations:

Operating results improved significantly during the quarter ended March 31, 2002 as compared to the same quarter a year ago.  Total revenues were $21.9 million during the period just ended representing an 8% increase as compared to the same period a year ago.  Net earnings on these revenues increased 238% or $2.3 million during the comparable periods.

The Company's net interest margin (the margin between earnings on loans and investments and interest paid on senior and subordinated debt) grew $2.0 million (18%) during the quarter just ended as compared to the same quarter a year ago.  Interest income earned on higher levels of average net receivables outstanding contributed an additional $1.2 million (8%) to the interest margin during the current quarter.  Also contributing to the growth in the Company's net interest margin was a $.9 million (29%) decline in interest expense.  Although average debt levels were higher during the quarter just ended as compared to the same quarter in 2001, the lower interest rate environment has allowed us to reduce overall borrowing cost on the Company's debt.  We believe interest rates will continue to remain below prior year levels for the remainder of 2002.

Higher levels of average net receivables also led to a $.4 million (7%) increase in net insurance income.  As average net receivables increase, the Company typically sees an increase in the number of customers requesting credit insurance, thereby leading to higher levels of insurance in-force.

An increase in recoveries on loans charged off in prior years led to a $.4 million (19%) decline in the Company's provision for loan losses during the quarter just ended as compared to the same quarter a year ago.  As part of our recovery program this year, we are placing renewed emphasis on collection efforts on loans previously charged off.  We are pleased with the lower loan losses experienced during the first quarter; however, we remain cautious in our projections for the remainder of the year.  Continued deterioration in credit quality on various loans in our portfolio, including bankruptcy filings, could cause higher loan losses during the remainder of the year.

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Cost reduction efforts initiated at the beginning of the current year and modest inflation enabled the Company to hold increases in other operating expenses to $.4 million (3%) during the quarter just ended as compared to the same quarter in 2001.  Increases in advertising expenditures, collection expenses, consultant fees, computer expenses and legal/audit fees were the primary factors causing higher other operating costs during the current period. The Company is evaluating various computer systems to replace the system currently being used to administer its loan operations.  We currently use a service bureau to process our loans; however, the service will no longer be offered after 2004.  Costs to network our branch offices and implement a new computer system could have a significant impact on capital expenditures and operating expenses during the second half of this year and 2003.

Effective income tax rates during the quarters ended March 31, 2002 and 2001 were 13% and 33%, respectively.  The Company files under S Corporation status for income tax reporting purposes.  Taxable income or loss of an S Corporation is included in the individual tax returns of the stockholders of the Company.  Income taxes are reported for the Company's insurance subsidiaries.  The decline in the rate during the current quarter was due to higher taxable income being earned by the Company and correspondingly being passed to the shareholders for tax reporting.  Also contributing to the decrease in the tax rate were certain tax benefits provided by law to life insurance companies, which substantially reduced the effective tax rate of the Company's insurance subsidiary below statutory rates.

Quantitive and Qualitative Disclosures about Market Risk:

As previously discussed, the lower interest rate environment has enabled the Company to reduce interest expense during the current year.  We believe rates will remain below prior year levels during the remainder of the year.

Liquidity and Capital Resources:

Liquidity requirements of the Company are financed through the collection of receivables and through the issuance of debt securities.  Continued liquidity of the Company is therefore dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public.  In addition to the securities program, the Company has two external sources of funds through the use of two credit agreements.  One agreement provides for available borrowings of $21.0 million, all of which was available at March 31, 2002 and December 31, 2001.  Another agreement provides for an additional $2.0 million for general operating purposes.  Available borrowings under this agreement were $2.0 million at March 31, 2002 and December 31, 2001.

Forward Looking Statements:

Certain information in the previous discussion and other statements contained in the Quarterly Report, which are not historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements may involve known and unknown risks and uncertainties.  The Company's results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  Possible factors, which could cause future results to differ from expectations, are, but not limited to, adverse economic conditions including the interest rate environment, federal and state regulatory changes, unfavorable outcome of litigation and other factors referenced elsewhere.

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1st FRANKLIN FINANCIAL CORPORATION CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	March 31,	December 31,
	2002	2001
	(Unaudited)	(Audited)
ASSETS

CASH AND CASH EQUIVALENTS	$ 33,006,519	$ 26,443,827

LOANS, net	167,804,471	169,958,322

INVESTMENT SECURITIES: Available for Sale, at fair market Held to Maturity, at amortized cost	36,478,155 20,268,889 56,747,044	39,459,120 16,099,074 55,558,194

OTHER ASSETS	8,506,438	10,977,572

TOTAL ASSETS	$ 266,064,472	$ 262,937,915

LIABILITIES AND STOCKHOLDERS' EQUITY

SENIOR DEBT	$ 127,858,967	$124,844,754
OTHER LIABILITIES	11,972,392	14,004,509
SUBORDINATED DEBT	51,699,231	52,769,260
Total Liabilities	191,530,590	191,618,523

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value	--	--
Common Stock	170,000	170,000
Accumulated Other Comprehensive Income	759,919	878,150
Retained Earnings	73,603,963	70,271,242
Total Stockholders' Equity	74,533,882	71,319,392

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 266,064,472	$262,937,915

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements

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1st FRANKLIN FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS

	Quarter Ended
	March 31
	(Unaudited)
	2002	2001

INTEREST INCOME	$ 15,248,044	$ 14,084,329
INTEREST EXPENSE	2,090,656	2,954,274
NET INTEREST INCOME	13,157,388	11,130,055

Provision for Loans Losses	1,834,414	2,268,888

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,322,974	8,861,167

NET INSURANCE INCOME	5,298,127	4,944,951

OTHER REVENUE	202,520	210,005

OTHER OPERATING EXPENSES: Personnel Expense Occupancy Other Total	7,904,460 1,642,362 3,430,850 12,977,672	8,033,462 1,650,846 2,866,324 12,550,632

INCOME BEFORE INCOME TAXES	3,845,949	1,465,491

Provision for Income Taxes	513,228	479,485

NET INCOME	3,332,721	986,006

RETAINED EARNINGS, Beginning of Period	70,271,242	69,086,351
Distributions on Common Stock	--	14,060
RETAINED EARNINGS, End of Period	$ 73,603,963	$ 70,058,297

BASIC EARNINGS PER SHARE:
Common Stock:
Voting Shares; 1,700 shares outstanding all periods	$ 19.60	$ 5.80
Non-Voting Shares, 168,300 shares outstanding All periods	$ 19.60	$ 5.80

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements

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1ST FRANKLIN FINANCIAL CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31
	(Unaudited)
	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$ 3,332,721	$ 986,006

Adjustments to reconcile net income to net cash

Provided by operating activities:

Provision for Loan Losses

Depreciation and Amortization

Deferred Income Taxes

Other, net

Decrease in miscellaneous assets

Decrease in Accounts Payable and Accrued Expenses

Net Cash Provided

	1,834,414 334,056 (73,141) 52,187 2,450,305 (1,909,995) 6,020,547	2,268,888 334,500 10,119 13,575 1,045,074 (2,428,865) 2,229,297

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased Loan payments Purchases of marketable debt securities Principal payments on securities Redemptions of securities Other, net Net Cash (Used) Provided	(33,431,338) 33,750,775 (4,178,336) 41,601 2,757,400 (342,141) (1,402,039)	(30,635,198) 33,375,829 (436,236) 127,063 5,900,000 (102,147) 8,229,311

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in Senior Debt Subordinated debt issued Subordinated debt redeemed Distributions paid Net Cash Provided	3,014,213 1,774,119 (2,844,148) -- 1,944,184	3,068,830 5,957,436 (1,492,570) (14,060) 7,519,636

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,562,692	17,978,244

CASH AND CASH EQUIVALENTS, beginning	26,443,827	10,369,709

CASH AND CASH EQUIVALENTS, ending	$ 33,006,519	$ 28,347,953

Cash Paid during the period for: Interest Income Taxes	$ 2,096,181 22,500	$ 2,828,531 36,500

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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-NOTES-

1.

The accompanying interim financial information of 1st Franklin Financial Corporation and subsidiaries (the "Company") should be read in conjunction with the annual financial statements and notes thereto as of December 31, 2001 and for the years then ended included in the Company's December 31, 2001 Annual Report.

2.

In the opinion of Management of the Company, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's financial position as of March 31, 2002 and December 31, 2001 and the results of its operations and its cash flows for the three months ended March 31, 2002 and 2001.  While certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, the Company believes that the disclosures herein are adequate to make the information presented not misleading.

3.	The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the full fiscal year.

4.	The computation of earnings per share is self-evident from the Consolidated Statement of Income and Retained Earnings.

5.

The following table summarizes assets, revenues and profit by business segment.  A reconcilement to consolidated net income is also provided.  Effective July 1, 2001, Management realigned its business segments with its geographic regions.  Due to the significant changes implemented in the management reporting system with regard to business segment reporting, it is not practicable to conform prior year financial data for the new business segments nor current year financial data for the prior business segments for reporting.

	Division	Division	Division	Division	Division
	I	II	III	IV	V	Total
(in Thousands)
Segment Revenues: 3 Months ended 3/31/02	$ 2,332	$ 6,904	$ 6,561	$ 2,874	$ 1,790	$ 20,461
Segment Profit: 3 Months ended 3/31/02	$ 673	$ 3,112	$ 3,058	$ 1,105	$ 401	$ 8,349
Segment Assets: 3/31/02	$ 20,591	$ 63,864	$ 58,626	$ 26,875	$ 14,950	$ 184,906

3 Months Ended 3/31/02 (in 000's)
Reconcilement of Profit: Profit per segments Corporate earnings not allocated Corporate expenses not allocated Income Taxes not allocated		$ 8,349 288 (4,791) (513) $ 3,333

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BRANCH OPERATIONS

Jack R. Coker	Senior Vice President
J.Michael Culpepper	Vice President
Kay S. Lovern	Vice President
Dianne H. Moore	Vice President
Ronald F. Morrow	Vice President
Michael J. Whitaker	Vice President

SUPERVISORS
Bert Brown	Brian Gray	Mike Lyles	Dale Palmer
Ronald Byerly	Renee Hebert	Jimmy Mahaffey	Darryl Parker
Debbie Carter	Jack Hobgood	Roy Metzger	Hilda Phillips
Donald Carter	Bruce Hooper	Brian McSwain	Henrietta Reathford
Rick Childress	Janice Hyde	Harriet Moss	Gaines Snow
Bryan Cook	Judy Landon	Mike Olive	Marc Thomas
Donald Floyd	Jeff Lee	Melvin Osley	Jason Yates
Shelia Garrett	Tommy Lennon

BRANCH OPERATIONS

ALABAMA
Alexander City	Clanton	Fayette	Huntsville (2)	Ozark	Selma
Andalusia	Cullman	Florence	Jasper	Pelham	Sylacauga
Arab	Decatur	Gadsden	Moulton	Prattville	Troy
Athens	Dothan	Geneva	Muscle Shoals	Russellville (2)	Tuscaloosa
Bessemer	Enterprise	Hamilton	Opp	Scottsboro	Wetumpka
Birmingham

GEORGIA
Adel	Canton	Dallas	Griffin (2)	McRae	Stockbridge
Albany	Carrollton	Dalton	Hartwell	Milledgeville	Swainsboro
Alma	Cartersville	Dawson	Hawkinsville	Monroe	Sylvania
Americus	Cedartown	Douglas (2)	Hazlehurst	Montezuma	Sylvester
Arlington	Chatsworth	Douglasville	Hinesville (2)	Monticello	Thomaston
Athens (2)	Clarkesville	East Ellijay	Hogansville	Moultrie	Thomson
Bainbridge	Claxton	Eastman	Jackson	Nashville	Tifton
Barnesville	Clayton	Eatonton	Jasper	Newnan	Toccoa
Baxley	Cleveland	Elberton	Jefferson	Perry	Valdosta (2)
Blakely	Cochran	Forsyth	Jesup	Pooler	Vidalia
Blue Ridge	Commerce	Fort Valley	LaGrange	Richmond Hill	Villa Rica
Bremen	Conyers	Gainesville	Lavonia	Rome	Warner Robins
Brunswick	Cordele	Garden City	Lawrenceville	Royston	Washington
Buford	Cornelia	Georgetown	Madison	Sandersville	Waycross
Butler	Covington	Glennville	Manchester	Savannah	Waynesboro
Cairo	Cumming	Greensboro	McDonough	Statesboro	Winder
Calhoun

LOUISIANA
Alexandria	Franklin	Lafayette	Marksville	Natchitoches	Opelousas
Crowley	Houma	Leesville	Morgan City	New Iberia	Pineville
DeRidder	Jena
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BRANCH OPERATIONS
(Continued)

MISSISSIPPI
Bay St. Louis	Forest	Hattiesburg	Jackson	McComb	Picayune
Carthage	Grenada	Hazlehurst	Kosciusko	Newton	Winona
Columbia	Gulfport	Houston	Magee	Pearl

SOUTH CAROLINA
Aiken	Columbia	Gaffney	Laurens	Newberry	Simpsonville
Anderson	Conway	Greenville	Lexington	Orangeburg	Spartanburg
Cayce	Dillon	Greenwood	Lugoff	Rock Hill	Union
Chester	Easley	Greer	Marion	Seneca	York
Clemson	Florence	Lancaster

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DIRECTORS

Ben F. Cheek, III Chairman and Chief Executive Officer 1st Franklin Financial Corporation

Lorene M. Cheek Homemaker

Jack D. Stovall President, Stovall Building Supplies, Inc.

Dr. Robert E. Thompson Physician, Toccoa Clinic

EXECUTIVE OFFICERS

Ben F. Cheek, III Chairman and Chief Executive Officer

Ben F. Cheek, IV Vice Chairman

Virginia C. Herring President

A. Roger Guimond Executive Vice President and Chief Financial Officer

A. Jarrell Coffee Executive Vice President and Chief Operating Officer

Phoebe P. Martin Executive Vice President - Human Resources

Lynn E. Cox Area Vice President / Corporate Secretary and Treasurer

LEGAL COUNSEL

Jones, Day, Reavis & Pogue 3500 Sun Trust Plaza 303 Peachtree Street, N.E. Atlanta, Georgia 30308-3242

AUDITORS

Arthur Andersen LLP 133 Peachtree Street Atlanta, Georgia 30303

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